[LOGO] MERRILL LYNCH
                                                PROTECTED GROWTH(SM) INVESTING
PROSPECTUS                          Pursuit of Growth, Protection of Principal
----------

                           Merrill Lynch & Co., Inc.
                       Energy Select Sector SPDR(R) Fund
                    Market Index Target-Term Securities(R)
                            due September 20, 2006
                             "MITTS(R) Securities"
                         $10 principal amount per unit
                                ---------------

         This prospectus is to be used by Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, our wholly-owned subsidiary, when making offers and sales related to market-making transactions in the MITTS Securities.



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THE MITTS SECURITIES:                              PAYMENT AT MATURITY:
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o 100% principal protection at maturity.           o On the maturity date, for each unit of
o No payments before the maturity date.              the MITTS Securities you own, we will pay you
o Senior unsecured debt securities of                an amount equal to the sum of the
  Merrill Lynch & Co., Inc.                          principal amount of each unit and an
o Linked to the net asset value per share            additional amount based on the percentage
  of the Energy Select Sector SPDR Fund, a           increase, if any, in the net asset value
  registered index fund.                             per share of the Energy Select Sector SPDR
o The MITTS Securities are listed on the             Fund, reduced by an annual adjustment
  American Stock Exchange under the trading          factor of 1.25%.
  symbol "ESY".                                    o At maturity, you will receive no less
o Closing date: September 20, 1999.                  than the principal amount of your MITTS
                                                     Securities.
                                                   o At maturity, we will pay you all amounts due
                                                     under the MITTS Securities by delivering to you
                                                     shares of the Energy Select Sector SPDR Fund
                                                     or paying you cash with an equal value.

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                  Investing in the MITTS Securities involves risk.
          See "Risk Factors" beginning on page 8 of this prospectus.

                               ----------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The sale price of the MITTS Securities will be the prevailing market price at the time of sale.

                                ---------------
                              Merrill Lynch & Co.
                                ---------------

               The date of this prospectus is February 23, 2000.

"MITTS" and "Market Index Target-Term Securities" are registered service marks and "Protected Growth" is a service mark of Merrill Lynch & Co., Inc.

"SPDRs", "Select Sector SPDR", "Select Sector SPDRs" and "Select Sector Standard & Poor's Depositary Receipts" are trademarks of The McGraw-Hill Companies, Inc.

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                               TABLE OF CONTENTS

                                                                      Page
                                                                      ----

SUMMARY INFORMATION-Q&A.............................................   3

RISK FACTORS........................................................   8

MERRILL LYNCH & CO., INC............................................  13

RATIO OF EARNINGS TO FIXED CHARGES..................................  14

DESCRIPTION OF THE MITTS SECURITIES.................................  15

THE ENERGY SPDR FUND................................................  23

OTHER TERMS.........................................................  25

PROJECTED PAYMENT SCHEDULE..........................................  28

ERISA CONSIDERATIONS................................................  29

WHERE YOU CAN FIND MORE INFORMATION.................................  29

INCORPORATION OF INFORMATION WE FILE WITH THE SEC...................  30

PLAN OF DISTRIBUTION................................................  31

EXPERTS.............................................................  31

                          SUMMARY INFORMATION -- Q&A


         This summary includes questions and answers that highlight selected information from this prospectus to help you understand the Energy SPDR(R) Fund Market Index Target-Term Securities(R) due September 20, 2006. You should carefully read this prospectus to fully understand the terms of the MITTS Securities and the tax and other considerations that are important to you in making a decision about whether to invest in the MITTS Securities. You should carefully review the "Risk Factors" section, which highlights certain risks associated with an investment in the MITTS Securities, to determine whether an investment in the MITTS Securities is appropriate for you.

         References in this prospectus to "ML&Co.", "we", "us" and "our" are to Merrill Lynch & Co., Inc.

         References in this prospectus to "MLPF&S" are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

         References in this prospectus to the "Energy SPDR Fund" are to the Energy Select Sector SPDR Fund.

         We have attached the prospectus for the Energy SPDR Fund (the "Fund Prospectus"). You should carefully read the Fund Prospectus to fully understand the operation and management of the Energy SPDR Fund, particularly the fees and expenses associated with shares of the Energy SPDR Fund which affect the net asset value per share of the Energy SPDR Fund and which will directly apply to you if we choose to deliver these shares of the Energy SPDR Fund to you at maturity of the MITTS Securities. Our affiliate, MLPF&S, is both a soliciting dealer in the shares of the Energy SPDR Fund and the index compilation agent for the Energy Select Sector Index. However, we are not affiliated with the Energy SPDR Fund or the Energy Select Sector Index. The Energy SPDR Fund will not receive any of the proceeds from the sale of the MITTS Securities and will not have any obligations with respect to the MITTS Securities.

         We have attached the Fund Prospectus and are delivering it to you together with this prospectus for the convenience of reference only. The Fund Prospectus does not constitute a part of this prospectus, nor is it incorporated by reference into this prospectus.

What are the MITTS Securities?

         The MITTS Securities are a series of senior debt securities issued by ML&Co. and are not secured by collateral. The MITTS Securities rank equally with all of our other unsecured and unsubordinated debt. The MITTS Securities will mature on September 20, 2006. We cannot redeem the MITTS Securities at any earlier date. We will not deliver to you any shares of the Energy SPDR Fund or make any other payments on the MITTS Securities until maturity.

         Each unit of MITTS Securities represents $10 principal amount of MITTS Securities. You may transfer the MITTS Securities only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we have issued the MITTS Securities in the form of a global certificate, which is held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the MITTS Securities. You should refer to the section "Description of the MITTS Securities--Depositary" in this prospectus.

What will I receive on the stated maturity date of the MITTS Securities?

         We have designed the MITTS Securities for investors who want to protect their investment by receiving at least the principal amount of their investment at maturity and who also want to participate in the appreciation, if any, in the Net Asset Value per share of the Energy SPDR Fund as reduced by the Adjustment Factor. On the stated maturity date, you will receive a number of shares of the Energy SPDR Fund equal in value to the sum of the principal amount and the Supplemental Redemption Amount, if any, and an amount of cash equal to the value of any fractional shares. We will determine the number of shares to be delivered to you based on the Ending Value. At our option, instead of delivering to you the shares of the Energy SPDR Fund to which you would otherwise be entitled, we may pay you cash.

Principal amount

         The "principal amount" per unit is $10.

Supplemental Redemption Amount

         The "Supplemental Redemption Amount" per unit will equal:


      (Adjusted Ending Velue-Starting Value)
$10 x (____________________________________)
      (           Starting Value           )

but will not be less than zero.

         The "Starting Value" equals 29.27, the Net Asset Value of one share of the Energy SPDR Fund on September 14, 1999, the date the MITTS Securities were priced for initial sale to the public.

         The "Adjusted Ending Value" means the Ending Value as reduced by the application of the Adjustment Factor to the Net Asset Value used to calculate the Ending Value on each calculation day during the calculation period.

         "Ending Value" means the average of the Net Asset Values of one share of the Energy SPDR Fund as determined by the Energy SPDR Fund at the close of the market on five calculation days shortly before the maturity of the MITTS Securities. We may calculate the Ending Value by reference to fewer than five or even a single day's Net Asset Value if, during the calculation period, there is a disruption in the trading of a number of the component stocks of the Energy Select Sector Index or options relating to the shares of the Energy SPDR Fund, the Energy SPDR Fund is unable or otherwise fails to issue a Net Asset Value for the shares of the Energy SPDR Fund or the Energy SPDR Fund suspends the creation or redemption of its shares. Please see the section entitled "Description of the MITTS Securities--Adjustments to the Energy SPDR Fund; Market Disruption Events" in this prospectus.

         The "Adjustment Factor" equals 1.25% per year and will be prorated based on a 365-day year and applied over the entire term of the MITTS Securities on each calendar day to reduce the Net Asset Value per share of the Energy SPDR Fund used to calculate the Supplemental Redemption Amount on each Calculation Day during the Calculation Period. As a result of the cumulative effect of this reduction, the values used to calculate your Supplemental Redemption Amount at the maturity of the MITTS Securities will be approximately 8.38% less than the actual Net Asset Values per share of the Energy SPDR Fund on each day during the Calculation Period. For a detailed discussion of how the Adjustment Factor will affect the Net Asset Value per share of the Energy SPDR Fund used to calculate your Supplemental Redemption Amount, see "Description of the MITTS Securities--Delivery at maturity" and "--Hypothetical Returns" in this prospectus. For more specific information about the Supplemental Redemption Amount, please see the section entitled "Description of the MITTS Securities" in this prospectus.

         We will pay you a Supplemental Redemption Amount only if the Adjusted Ending Value is greater than the Starting Value. If the Adjusted Ending Value is less than, or equal to, the Starting Value, the Supplemental Redemption Amount will be zero. We will pay you the principal amount of your MITTS Securities regardless of whether any Supplemental Redemption Amount is payable.

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Examples

         Here are two examples of Supplemental Redemption Amount calculations assuming an investment term equal to that of the MITTS Securities and an Adjustment Factor of 1.25% per year:

Example 1 -- The hypothetical Adjusted Ending Value is below the Starting Value at maturity:

     Starting Value: 29.27
     Hypothetical Ending Value at maturity: 30.73
     Hypothetical Adjusted Ending Value: 28.15

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

                                                                    (Supplemental
                                                (28.15-29.27)        Redemption
Supplemental Redemption Amount (per unit)=$10 x (___________)= $0.00 Amount
                                                (   29.27   )        cannot be
                                                                     less than
                                                                     zero)

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     Total payment at maturity (per unit) = $10+$0 = $10

Example 2 --The hypothetical Adjusted Ending Value is above the Starting Value at maturity:

     Starting Value: 29.27
     Hypothetical Ending Value at maturity: 52.68
     Hypothetical Adjusted Ending Value: 48.26


                                                (48.26-29.27)
Supplemental Redemption Amount (per unit)=$10 x (___________)= $6.49
                                                (   29.27   )

     Total payment at maturity (per unit) = $10+$6.49 = $16.49

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How is the Net Asset Value determined?

         The "Net Asset Value" means the net asset value per share of the Energy SPDR Fund as determined by the Energy SPDR Fund. The Energy SPDR Fund calculates its Net Asset Value per share by dividing the value of its net assets, i.e., the value of its total assets less total liabilities, by its total number of shares outstanding. Expenses and fees, including the management, administration and distribution fees, of the Energy SPDR Fund are accrued daily and taken into account for purposes of determining Net Asset Value. The Net Asset Value per share of the Energy SPDR Fund is determined by the Energy SPDR Fund on each Business Day after the close of trading on the New York Stock Exchange, ordinarily 4:00 p.m., New York City time. Shares of the Energy SPDR Fund are listed on the AMEX under the trading symbol "XLE".

When will I receive cash instead of shares of the Energy SPDR Fund?

         If we choose to pay you the amount due to you at maturity in cash instead of in shares of the Energy SPDR Fund which you would otherwise be entitled to receive, we will pay you an amount of cash equal to the sum of the principal amount and the Supplemental Redemption Amount, if any. In addition, if at any time MLPF&S ceases to be a soliciting dealer in the shares of the Energy SPDR Fund, we will pay the amount due to you in cash instead of shares. Please see the section entitled "Description of the MITTS Securities--Delivery at maturity" in this prospectus.

         In addition, in the event that we choose to deliver shares of the Energy SPDR Fund at maturity, we will not distribute any fractional shares to you.

         We will aggregate all amounts due to you in respect of the total number of units you hold on the stated maturity date, and, in lieu of delivering to you any fractional shares of the Energy SPDR Fund to which you would otherwise be entitled, we will pay you the cash value of these fractional shares based on the Ending Value.

Will I be charged any transaction fees or expenses with respect to the shares of the Energy SPDR Fund?

         Unless and until we deliver shares of the Energy SPDR Fund to you in satisfaction of our obligations under the MITTS Securities at maturity, you will not be directly charged any management, administration, distribution or other transaction fees or other expenses with respect to the shares of the Energy SPDR Fund. However, because the Energy SPDR Fund accrues these fees and expenses daily for purposes of determining the Net Asset Value of its shares, the Net Asset Values used to calculate your Supplemental Redemption Amount will reflect the deduction of these fees and expenses as well as the reduction resulting from the application of the Adjustment Factor.

         If at maturity we deliver to you shares of the Energy SPDR Fund, you will then become directly subject to ongoing account maintenance fees and certain other transaction expenses with respect to your shares so long as you hold those shares.

         The accompanying Fund Prospectus describes the fees and expenses charged by the Energy SPDR Fund in greater detail.

What is the Energy SPDR Fund?

         The Energy SPDR Fund is an index fund whose stated investment objective is to provide investment results that, before expenses, correspond generally to the price and yield performance of the publicly traded equity securities comprising the Energy Select Sector Index. The Energy Select Sector Index consists of the equity securities of publicly traded companies that are components of the S&P 500 Index and are involved in the development and production of energy products. Companies in the Energy Select Sector Index develop and produce crude oil and natural gas, and provide drilling and other energy related services. Our affiliate, MLPF&S, is both a soliciting dealer in the shares of the Energy SPDR Fund and the index compilation agent for the Energy Select Sector Index. We are not affiliated with the Energy SPDR Fund or the Energy Select Sector Index. The Energy SPDR Fund did not receive any of the proceeds from the sale of the MITTS Securities and does not have any obligations with respect to the MITTS Securities. You should independently decide whether an investment in the MITTS Securities and the Energy SPDR Fund is appropriate for you.

         The Energy SPDR Fund is one of nine investment funds comprising the Select Sector SPDR Trust, a management investment company registered under the Investment Company Act of 1940, as amended. Each fund's investment portfolio is comprised principally of constituent companies whose equity securities are components of the S&P 500 Index, each representing one of nine specified market sector indices. Each stock in the S&P 500 Index is allocated to only one Select Sector Index. The combined companies of the nine Select Sector Indices represent all of the companies whose stocks are components of the S&P 500 Index.

         You should carefully read the Fund Prospectus accompanying this prospectus to fully understand the operation and management of the Energy SPDR Fund. In addition, because the Select Sector SPDR Trust is subject to the registration requirements of the Securities Act of 1933, as amended, and the Investment Company Act, the Select Sector SPDR Trust is required to file periodically certain information specified by the SEC. For more information about the Energy SPDR Fund and the shares that you may receive at maturity, information provided to or filed with the SEC by the Select Sector SPDR Trust can be inspected at the SEC's public reference facilities or accessed over the Internet through a web site maintained by the SEC at http://www.sec.gov. You may also obtain copies of these documents at no cost by calling the Select Sector SPDR Trust at (800) 843-2639 or by writing the Select Sector SPDR Trust c/o ALPS Mutual Funds Services, Inc., at 370 17th Street, Suite 3100, Denver, CO 80202. Neither the Fund Prospectus nor these other documents are incorporated by reference into this prospectus, and we make no representation or warranty as to the accuracy or completeness of the information.

Are the MITTS Securities be listed on a stock exchange?

         The MITTS Securities have been approved for listing on the AMEX under the trading symbol "ESY". You should be aware that the listing of the MITTS Securities on the AMEX does not necessarily ensure that a liquid trading market will be available for the MITTS Securities. You should review "Risk Factors--There may be an uncertain trading market for the MITTS Securities" in this prospectus.

What is the role of MLPF&S?

         Our subsidiary, MLPF&S, was the underwriter for the initial offering and sale of the MITTS Securities. MLPF&S intends to buy and sell MITTS Securities to create a secondary market for holders of the MITTS Securities. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

         MLPF&S is also our agent for purposes of calculating, among other things, the Adjusted Ending Value and the Supplemental Redemption Amount. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S' status as a subsidiary of ML&Co. and its responsibilities as calculation agent.

         MLPF&S also is a soliciting dealer in the shares of the Energy SPDR Fund and is the index compilation agent for the Energy Select Sector Index. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S' status as our subsidiary and its responsibilities to the Energy SPDR Fund and the Energy Select Sector Index. Please see the section entitled "Risk Factors--Potential conflicts" in this prospectus.

Who is ML&Co.?

         Merrill Lynch & Co., Inc. is a holding company with various subsidiaries and affiliated companies that provide investment, financing, insurance and related services on a global basis. For information about ML&Co., see the section entitled "Merrill Lynch & Co., Inc." in this prospectus. You should also read the other documents we have filed with the SEC, which you can find by referring to the section entitled "Where You Can Find More Information" in this prospectus.

Are there any risks associated with my investment?

         Yes, an investment in the MITTS Securities is subject to risk. Please refer to the section entitled "Risk Factors" in this prospectus.

                                 RISK FACTORS

         Your investment in the MITTS Securities will involve risks. You should carefully consider the following discussion of risks before investing in the MITTS Securities. In addition, you should reach an investment decision with regard to the MITTS Securities only after consulting with your legal and tax advisers and considering the suitability of the MITTS Securities in the light of your particular circumstances.

You may not earn a return on your investment

         You should be aware that if the Adjusted Ending Value does not exceed the Starting Value at the stated maturity date, the Supplemental Redemption Amount will be zero. This will be true even if the Net Asset Value per share of the Energy SPDR Fund, as reduced by the Adjustment Factor over the term of the MITTS Securities, was higher than the Starting Value at some time during the life of the MITTS Securities but later falls below the Starting Value. If the Supplemental Redemption Amount is zero, we will pay you only the principal amount of your MITTS Securities.

Your return will not reflect the return of owning shares of the Energy SPDR Fund or the securities and other assets comprising the Energy SPDR Fund's investment portfolio

         When determining the Supplemental Redemption Amount, if any, paid to you at maturity, the Energy SPDR Fund's Net Asset Value per share, which reflects the reduction of fund assets resulting from the accrual of the Energy SPDR Fund's fees and expenses and any distributions made by the Energy SPDR Fund, will also be reduced by the application of the Adjustment Factor over the term of the MITTS Securities. Consequently, your return on the MITTS Securities will not reflect the return of owning the shares of the Energy SPDR Fund or the securities and other assets included in the Energy SPDR Fund's investment portfolio.

Changes in the Net Asset Value per share of the Energy SPDR Fund will not exactly mirror changes in the Energy Select Sector Index

         As indicated in the Fund Prospectus, the Energy SPDR Fund's investment objective is to provide investment results that, before expenses, correspond generally to the price and yield performance of the publicly traded equity securities included in the Energy Select Sector Index. However, changes in the value of the Energy Select Sector Index and in the Net Asset Value per share of the Energy SPDR Fund are not expected to be identical because:

          o the Energy SPDR Fund's investment portfolio may not hold all of the stocks in the Energy Select Sector Index or may not hold each stock in the same weighting as the Energy Select Sector Index,

          o the Energy SPDR Fund may hold assets other than equity securities, and

          o the Net Asset Value per share of the Energy SPDR Fund reflects the reduction of fund assets resulting from the accrual of fees and expenses and the payment of distributions, if any.

         As stated in the Fund Prospectus, the investment adviser to the Energy SPDR Fund believes that "over time, 'the tracking error' of the Energy SPDR Fund relative to the performance of the Energy Select Sector Index, adjusted for the effect of the Energy SPDR Fund's expenses, will be less than 5%". There is no assurance that the tracking error will not be greater than 5% at any time, including the time that you may wish to sell your MITTS Securities before the maturity date or at the time the calculation agent determines the Supplemental Redemption Amount, if any.

Your yield may be lower than the yield on a standard debt security of comparable maturity

         The amount we pay you at maturity may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

There may be an uncertain trading market for the MITTS Securities

         Although the MITTS Securities are listed on the AMEX under the trading symbol "ESY", you cannot assume that a trading market exists for the MITTS Securities. If a trading market does exist, there can be no assurance that there will be liquidity in the trading market. The existence of a trading market for the MITTS Securities will depend on our financial performance, and other factors such as the increase, if any, in the Net Asset Value per share of the Energy SPDR Fund.

         If the trading market for the MITTS Securities is limited, there may be a limited number of buyers for your MITTS Securities if you do not wish to hold your investment until maturity. This may affect the price you receive.

Many factors affect the trading value of the MITTS Securities; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

         The trading value of the MITTS Securities will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the trading value of the MITTS Securities caused by another factor and that the effect of one factor may exacerbate the decrease in the trading value of the MITTS Securities caused by another factor. For example, an increase in interest rates may offset some or all of any increase in the trading value of the MITTS Securities attributable to another factor, such as an increase in the Net Asset Value per share of the Energy SPDR Fund. The following paragraphs describe the expected impact on the market value of the MITTS Securities given a change in a specific factor, assuming all other conditions remain constant.

         The Net Asset Value per share of the Energy SPDR Fund is expected to affect the trading value of the MITTS Securities. We expect that the market value of the MITTS Securities will depend substantially on the amount, if any, by which the Net Asset Value per share of the Energy SPDR Fund, as reduced by the Adjustment Factor over the term of the MITTS Securities, exceeds the Starting Value. If you choose to sell your MITTS Securities when the Net Asset Value per share of the Energy SPDR Fund, as reduced by the Adjustment Factor over the term of the MITTS Securities, exceeds the Starting Value, you may receive substantially less than the amount that would be payable at maturity based on that value because of the expectation that the Net Asset Value per share of the Energy SPDR Fund will continue to fluctuate until the Adjusted Ending Value is determined. If you choose to sell your MITTS Securities when the Net Asset Value per share of the Energy SPDR Fund is below, or not sufficiently above, the Starting Value, you may receive less than the $10 principal amount per unit of MITTS Securities. In general, rising U.S. dividend rates or dividends per share may increase the Net Asset Value per share of the Energy SPDR Fund while falling U.S. dividend rates may decrease the Net Asset Value per share of the Energy SPDR Fund.

         Changes in the levels of interest rates are expected to affect the trading value of the MITTS Securities. Because we will pay, at a minimum, the principal amount per unit of MITTS Securities at maturity, we expect that changes in U.S. interest rates will affect the trading value of the MITTS Securities. In general, if U.S. interest rates increase, we expect that the trading value of the MITTS Securities will decrease and, conversely, if U.S. interest rates decrease, we expect the trading value of the MITTS Securities will increase. Rising U.S. interest rates may lower the Net Asset Value per share of the Energy SPDR Fund and, as a result, may lower the trading value of the MITTS Securities. Falling U.S. interest rates may increase the Net Asset Value per share of the Energy SPDR Fund and, as a result, may increase the value of the MITTS Securities.

         Changes in the volatility of the Net Asset Value per share of the Energy SPDR Fund are expected to affect the trading value of the MITTS Securities. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. In general, if the volatility of the Net Asset Value per share of Energy SPDR Fund increases, we expect that the trading value of the MITTS Securities will increase and, conversely, if the volatility of the Net Asset Value per share of the Energy SPDR Fund decreases, we expect that the trading value of the MITTS Securities will decrease.

         As the time remaining to maturity of the MITTS Securities decreases, the "time premium" associated with the MITTS Securities will decrease. We anticipate that before their maturity, the MITTS Securities may trade at a value above that which would be expected based on the level of interest rates and the Net Asset Value per share of the Energy SPDR Fund. This difference will reflect a "time premium" due to expectations concerning the Net Asset Value per share of the Energy SPDR Fund during the period before the stated maturity date of the MITTS Securities. However, as the time remaining to the stated maturity date of the MITTS Securities decreases, we expect that this time premium will decrease, lowering the trading value of the MITTS Securities.

         Changes in dividend yields of the stocks included in the Energy SPDR Fund are expected to affect the trading value of the MITTS Securities. In general, if dividend yields on the stocks included in the Energy SPDR Fund increase, we expect that the value of the MITTS Securities will decrease and, conversely, if dividend yields on the stocks included in the Energy SPDR Fund decrease, we expect that the value of the MITTS Securities will increase.

         Changes in our credit ratings may affect the trading value of the MITTS Securities. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the MITTS Securities. However, because your return on your MITTS Securities is dependent upon factors in addition to our ability to pay our obligations under the MITTS Securities, such as the percentage increase in the Net Asset Value per share of the Energy SPDR Fund at maturity, an improvement in our credit ratings will not reduce the other investment risks related to the MITTS Securities.

         In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the MITTS Securities of a given change in most of the factors listed above will be less if it occurs later in the term of the MITTS Securities than if it occurs earlier in the term of the MITTS Securities. However, we expect that the effect on the trading value of the MITTS Securities of a given increase in the Net Asset Value per share of the Energy SPDR Fund will be greater if it occurs later in the term of the MITTS Securities than if it occurs earlier in the term of the MITTS Securities.

Absence of prior active market for shares of the Energy SPDR Fund

         The Energy SPDR Fund is a recently organized investment company and has a limited operating history. Although its shares are listed for trading on the AMEX and a number of similar products have been traded on the AMEX for varying periods of time, there is no assurance that an active trading market will continue to exist for the shares of the Energy SPDR Fund. If a trading market does continue to exist, there is no assurance that there will be liquidity in the trading market.

Concentration in energy-related securities

         Because the Energy SPDR Fund's investment portfolio is predominantly comprised of securities of companies in the energy-producing field, the value of the MITTS Securities may be adversely affected by an economic downturn in the energy industry. The companies whose securities comprise the Energy SPDR Fund's investment portfolio produce crude oil and natural gas and provide drilling and other energy production and distribution related services. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, political events and economic conditions will likewise affect the performance of these companies. Correspondingly, companies in the energy field are subject to swift energy price and supply fluctuations caused by events relating to international politics, energy conservation, the results of exploration projects, and tax and other governmental policies. Weak demand for these companies' products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely affect the performance of the Energy SPDR Fund and in turn, the trading value of the MITTS Securities.

No affiliation between ML&Co. and the Energy SPDR Fund

         Our affiliate MLPF&S is both a soliciting dealer in the shares of the Energy SPDR Fund and the index compilation agent for the Energy Select Sector Index. However, we are not affiliated with the Energy SPDR Fund or the Energy Select Sector Index. The Energy SPDR Fund has no obligations with respect to the MITTS Securities or amounts to be paid to you, including any obligation to take the needs of ML&Co. or of beneficial owners of the MITTS Securities into consideration for any reason. The Energy SPDR Fund did not receive any of the proceeds from the initial offering of the MITTS Securities and is not responsible for, and has not participated in, the determination or calculation of the amount you will receive on your MITTS Securities at maturity. In addition, the Energy SPDR Fund is not involved with the administration or trading of the MITTS Securities and has no obligations with respect to any amounts due under the MITTS Securities.

No shareholder's rights

         Unless and until we deliver shares of the Energy SPDR Fund to you at the maturity of the MITTS Securities, you will not be entitled to any rights with respect to these shares, including, without limitation, the right to receive distributions on, to vote or to redeem these shares. For example, if the Energy SPDR Fund sets a record date for a matter to be voted on by shareholders before our delivery of the shares of the Energy SPDR Fund to you, you will not be entitled to vote on that matter.

Amounts payable on the MITTS Securities may be limited by state law

         New York State law governs the 1983 Indenture under which the MITTS Securities were issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the MITTS Securities. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

         While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We promise, for the benefit of the holders of the MITTS Securities, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Purchases and sales by us and our affiliates may affect your return

         We and our affiliates may from time to time buy or sell the stocks included in the Energy SPDR Fund or futures or options in the Energy SPDR Fund for our own accounts, for business reasons or in connection with hedging our obligations under the MITTS Securities. These transactions could affect the price of these stocks and, in turn, the value of the Energy SPDR Fund in a manner that could be adverse to your investment in the MITTS Securities.

Potential conflicts

         Our subsidiary, MLPF&S, is our agent for the purposes of calculating the Adjusted Ending Value and the Supplemental Redemption Amount payable to you at maturity. Under certain circumstances, MLPF&S' role as our subsidiary and its responsibilities as calculation agent for the MITTS Securities could give rise to conflicts of interests. These conflicts could occur, for instance, in connection with its determination as to whether the value of the Energy SPDR Fund can be calculated on a particular trading day, or in connection with judgments that it would be required to make in the event of a discontinuance of the Energy SPDR Fund. See "Description of the MITTS Securities--Adjustments to the Energy SPDR Fund; Market Disruption Events" and "--Termination of the Energy SPDR Fund" in this prospectus. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise.

         MLPF&S is also a soliciting dealer in the shares of the Energy SPDR Fund. Under certain circumstances, MLPF&S' role as calculation agent for the MITTS Securities and its role as a soliciting dealer in these shares could give rise to conflicts of interests between the calculation agent and holders of the MITTS Securities. These conflicts could occur in connection with its determination as to the Adjusted Ending Value and the number of shares to be delivered at maturity.

         Additionally, MLPF&S serves as index compilation agent for the Energy Select Sector Index. In its capacity as index compilation agent, MLPF&S determines, in consultation with S&P, which securities of the S&P 500 are to be included in the Energy Select Sector Index. Under certain circumstances, MLPF&S' role as calculation agent for the MITTS Securities and its role as index compilation agent could give rise to conflicts of interests between the calculation agent and holders of the MITTS Securities.

         We have entered into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligation to pay the amounts due at maturity. This subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.

                           MERRILL LYNCH & CO., INC.

         We are a holding company that, through our U.S. and non-U.S. subsidiaries and affiliates such as Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch Government Securities Inc., Merrill Lynch Capital Services, Inc., Merrill Lynch International, Merrill Lynch Capital Markets Bank Ltd., Merrill Lynch Asset Management L.P. and Merrill Lynch Mercury Asset Management, provides investment, financing, advisory, insurance, and related products on a global basis, including:

          o    securities brokerage, trading and underwriting;

          o investment banking, strategic services, including mergers and acquisitions and other corporate finance advisory activities;

          o asset management and other investment advisory and recordkeeping services;

          o trading and brokerage of swaps, options, forwards, futures and other derivatives;

          o    securities clearance services;

          o    equity, debt and economic research;

          o banking, trust and lending services, including mortgage lending and related services; and

          o    insurance sales and underwriting services.

We provide these products and services to a wide array of clients, including individual investors, small businesses, corporations, governments, governmental agencies and financial institutions.

         Our principal executive office is located at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281; our telephone number is (212) 449-1000.

         If you want to find more information about us, please see the sections entitled "Where You Can Find More Information" and "Incorporation of Information We File with the SEC" in this prospectus.

         ML&Co. is the issuer of the MITTS Securities described in this prospectus.

                      RATIO OF EARNINGS TO FIXED CHARGES

         In 1998, we acquired the outstanding shares of Midland Walwyn Inc., in a transaction accounted for as a pooling-of-interests. The following information for the fiscal years 1994 through 1997 has been restated as if the two entities had always been combined.

         The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:



                                                                                                     For the Nine
                                                        Year Ended Last Friday in December           Months Ended
                                                    1994      1995     1996     1997      1998    September 24, 1999
                                                    ----      ----     ----     ----      ----    ------------------

Ratio of earnings to fixed charges(a)............   1.2       1.2      1.2      1.2       1.1             1.3

----------

(a) The effect of combining Midland Walwyn did not change the ratios reported for the fiscal years 1994 through 1997.



         For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of earnings from continuing operations before income taxes and fixed charges, excluding capitalized interest and preferred security dividend requirements of subsidiaries. "Fixed charges" consist of interest costs, the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and capitalized interest.

                      DESCRIPTION OF THE MITTS SECURITIES

         On September 20, 1999, ML&Co. issued an aggregate principal amount of $44,000,000 or 4,400,000 units of the MITTS Securities. The MITTS Securities were issued as a series of senior debt securities under the 1983 Indenture which is more fully described in this prospectus.

         The MITTS Securities will mature on September 20, 2006.

         While at maturity a beneficial owner of a MITTS Security will receive the number of shares of the Energy SPDR Funds equal in value to the sum of the principal amount of the MITTS Security plus the Supplemental Redemption Amount, if any, there will be no other payment of interest, periodic or otherwise. At our option, instead of delivering to you the shares of the Energy SPDR Fund to which you would otherwise be entitled, we may pay you cash with an equal value. See the section entitled "--Delivery at maturity" below. The number of shares to be delivered at maturity will be determined based on the Ending Value.

         The MITTS Securities are not subject to redemption by ML&Co. or at the option of any beneficial owner before maturity. If an Event of Default occurs with respect to the MITTS Securities, beneficial owners of the MITTS Securities may accelerate the maturity of the MITTS Securities, as described under "-- Events of Default and Acceleration" and "Other Terms--Events of Default" in this prospectus.

         ML&Co. issued the MITTS Securities in denominations of whole units of $10.00 per unit.

         The MITTS Securities do not have the benefit of any sinking fund.

Delivery at maturity

         At maturity, a beneficial owner of a MITTS Security will be entitled to receive the number of shares of the Energy SPDR Fund equal in value to the principal amount of each MITTS Security plus the Supplemental Redemption Amount, if any, all as provided below. The amount to be paid by ML&Co. to any holder of the MITTS Securities on the maturity date will be aggregated based on the total number of units then held by that holder and rounded to the nearest cent. If the Adjusted Ending Value does not exceed the Starting Value, a beneficial owner of a MITTS Security will be entitled to receive only the number of shares of the Energy SPDR Fund or cash with value equal to the principal amount of the MITTS Security. The number of shares to be delivered at maturity will be determined based on the Ending Value.

         If ML&Co. delivers shares of the Energy SPDR Fund to holders of the MITTS Securities at the maturity date, ML&Co. or one of its affiliates will deliver shares of the Energy SPDR Fund that are then newly issued by the Energy SPDR Fund.

         ML&Co. may, at its option, in lieu of delivering shares of the Energy SPDR Fund, pay cash in an amount equal to the sum of the principal amount of the MITTS Securities and the Supplemental Redemption Amount, if any. In addition, if at any time MLPF&S ceases to be a soliciting dealer in the shares of the Energy SPDR Fund, ML&Co. will pay the amount due to holders of the MITTS Securities in cash instead of shares.

         The "Supplemental Redemption Amount" for a MITTS Security will be determined by the calculation agent and will equal:



                                                        (Adjusted Ending Value - Starting Value)
Principal amount of the MITTS Security ($10 per unit) x (--------------------------------------)
                                                        (              Starting Value          )


provided, however, that in no event will the Supplemental Redemption Amount be less than zero.

         The "Starting Value" equals 29.27, the Net Asset Value of one share of the Energy SPDR Fund on February 14, 1999, the date the MITTS Securities were priced for initial sale to the public.

         "Net Asset Value" means the net asset value per share of the Energy SPDR Fund as determined by the Energy SPDR Fund. The Energy SPDR Fund calculates its Net Asset Value per share by dividing the value of its net assets, i.e., the value of its total assets less total liabilities, by its total number of shares outstanding. Expenses and fees, including the management, administration and distribution fees, of the Energy SPDR Fund are accrued daily and taken into account for purposes of determining Net Asset Value. The Net Asset Value per share of the Energy SPDR Fund is determined by the Energy SPDR Fund on each Business Day after the close of trading on the New York Stock Exchange, ordinarily 4:00 p.m., New York City time. Shares of the Energy SPDR Fund are listed on the AMEX under the trading symbol "XLE".

         The "Adjusted Ending Value" will be determined by the calculation agent and will equal the Ending Value as reduced by the application of the Adjustment Factor to the Net Asset Value used to calculate the Ending Value on each Calculation Day during the Calculation Period.

         The "Ending Value" will equal the average, or arithmetic mean, of the Net Asset Values per share of the Energy SPDR Fund as determined by the Energy SPDR Fund on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days in the Calculation Period, the Ending Value will equal the average, or arithmetic mean, of the Net Asset Values of the Energy SPDR Fund on each of these Calculation Days, and if there is only one Calculation Day, then the Ending Value will be equal to the Net Asset Value per share of the Energy SPDR Fund on that Calculation Day. If no Calculation Days occur during the Calculation Period because of Market Disruption Events, then the Ending Value shall mean the Net Asset Value per share of the Energy SPDR Fund on the last Trading Day before the Calculation Period for which the Net Asset value per share of the Energy SPDR Fund was determined.

         The "Adjustment Factor" equals 1.25% per year and will be applied over the entire term of the MITTS Securities. On each calendar day during the term of the MITTS Securities, we will apply this percentage on a prorated basis based on a 365-day year to reduce the value used to calculate the Supplemental Redemption Amount on each Calculation Day during the Calculation Period. As a result of the cumulative effect of this reduction, the values used to calculate the Supplemental Redemption Amount during the Calculation Period will be approximately 8.38% less than the actual Net Asset Value per share of the Energy SPDR Fund on each Calculation Day during the Calculation Period.

         The "Calculation Period" means the period from and including the seventh scheduled Trading Day before the maturity date to and including the second scheduled Trading Day before the maturity date.

         A "Calculation Day" means any Trading Day during the Calculation Period on which a Market Disruption Event has not occurred.

         A "Trading Day" is a day on which the shares of the Energy SPDR Fund:

          o are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

          o have traded at least once on a national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the shares of the Energy SPDR Fund.

Fractional Shares

         ML&Co. will not distribute fractional shares of the Energy SPDR Fund at maturity. In the event ML&Co. pays holders of the MITTS Securities in shares of the Energy SPDR Fund, all amounts due to any holder of the MITTS Securities in respect of the total number of units held by that holder will be aggregated, and in lieu of delivering any fractional share to that holder, that holder will receive the cash value of that fractional share based on the Ending Value.

         All determinations made by the calculation agent shall be at the sole discretion of the calculation agent and, absent a determination by the calculation agent of a manifest error, shall be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the MITTS Securities.

Hypothetical returns

         The following table illustrates, for a range of hypothetical Ending Values, assuming an initial investment of $10 per unit and an investment term from September 20, 1999 to September 20, 2006:

          o the percentage change from the Starting Value to the hypothetical Ending Value,

          o the Adjusted Ending Value used to calculate the Supplemental Redemption Amount,

          o the total amount payable at maturity for each unit of MITTS Securities,

          o    the total rate of return to beneficial owners of the MITTS
               Securities,

          o the pretax annualized rate of return to beneficial owners of the MITTS Securities, and

          o the pretax annualized rate of return of an investment in shares of the Energy SPDR Fund which includes an assumed aggregate dividend yield of 2.04% per annum, as more fully described below.


                                                                                                          Pretax
                                                                                                        annualized
                        Percentage                       Total amount                     Pretax      rate of return
                       change from                        payable at     Total rate     annualized       of stocks
                       the Starting                        maturity       of return      rate of        included in
   Hypothetical        Value to the        Adjusted     per unit of the    on the       return on       the Energy
      Ending           hypothetical         Ending           MITTS          MITTS       the MITTS        SPDR Fund
      Value            Ending Value        Value(1)       Securities     Securities   Securities(2)     Index(2)(3)
   -----------         ------------        --------     ---------------  ----------   -------------   --------------
       5.85               -80%                5.36           10.00           0.00%         0.00%         -19.47%
      11.71               -60%               10.73           10.00           0.00%         0.00%         -10.62%
      17.56               -40%               16.09           10.00           0.00%         0.00%          -5.15%
      23.41               -20%               21.45           10.00           0.00%         0.00%          -1.14%
      29.27(4)              0%               26.81           10.00           0.00%         0.00%           2.04%
      35.12                20%               32.18           10.99           9.94%         1.36%           4.70%
      40.97                40%               37.54           12.83          28.26%         3.58%           6.98%
      46.83                60%               42.90           14.66          46.58%         5.53%           8.98%
      52.68                80%               48.26           16.49          64.91%         7.27%          10.77%
      58.54               100%               53.63           18.32          83.23%         8.83%          12.39%
      64.39               120%               58.99           20.16         101.55%        10.26%          13.87%
      70.24               140%               64.35           21.99         119.88%        11.57%          15.23%
      76.10               160%               69.72           23.82         138.20%        12.78%          16.49%
      81.95               180%               75.08           25.65         156.52%        13.91%          17.67%
      87.80               200%               80.44           27.48         174.85%        14.97%          18.77%

------------

(1)  The Adjusted Ending Values specified in this column are approximately
     8.38% less than the hypothetical Ending Values as a result of the cumulative effect of the application of the Adjustment Factor of 1.25% per annum over the term of the MITTS Securities.

(2) The annualized rates of return specified in the preceding table are calculated on a semiannual bond equivalent basis.

(3)  This rate of return assumes:

     (a) a constant dividend yield of 2.04% per annum, paid quarterly from the date of initial delivery of the MITTS Securities, applied to the Net Asset Value per share of the Energy SPDR Fund at the end of each quarter assuming this Net Asset Value per share increases or decreases linearly from the Starting Value to the applicable hypothetical Ending Values;
     (b) no transaction fees or expenses in connection with purchasing and holding shares of the Energy SPDR Fund;
     (c)  an initial investment of $10 and an investment term from September
          20, 1999 to September 20, 2006; and
     (d) a final Net Asset Value per share of the Energy SPDR Fund equal to the hypothetical Ending Value. (4) This is the Starting Value.

(4)  This is the Starting Value.


         The above figures are for purposes of illustration only. The actual Supplemental Redemption Amount received by you and the resulting total and pretax annualized rates of return will depend entirely on the actual Adjusted Ending Value determined by the calculation agent as provided in this prospectus.

Adjustments to the Energy SPDR Fund; Market Disruption Events

         If at any time the shares of the Energy SPDR Fund are subject to a split or reverse split, the calculation agent shall adjust the Net Asset Value per share of the Energy SPDR Fund used to calculate the Ending Value in order to arrive at a Net Asset Value per share of the Energy SPDR Fund as if a split or reverse split, as the case may be, had not occurred.

         "Market Disruption Event" means any of the following events as determined by the calculation agent:

         (A) the suspension or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading on the applicable exchange, in 20% or more of the stocks which then comprise the Energy Select Sector Index;

         (B) the suspension or material limitation, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading on the applicable exchange, whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts related to the Energy SPDR Fund which are traded on any major U.S. exchange; or

(C) the Energy SPDR Fund (1) is unable or otherwise fails to issue a Net Asset Value for any shares of the Energy SPDR Fund after the close of business on the NYSE, or (2)suspends the creation or redemption of shares of the Energy SPDR Fund.

         For the purposes of clauses (A) and (B) of this definition, a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange and for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80A, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered "material".

Termination of the Energy SPDR Fund

         If the Energy SPDR Fund is liquidated or otherwise terminated, for purposes of calculating the Supplemental Redemption Amount payable at the maturity of the MITTS Securities, the calculation agent will calculate the Net Asset Value per share of the Energy SPDR Fund as follows: the Net Asset Value per share of the Energy SPDR Fund on the Trading Day occurring immediately before any liquidating distribution will equal the Net Asset Value for that day (the "Pre-liquidation Date"). The calculation agent will then calculate the Net Asset Value after the close of trading on each Trading Day following the Pre-liquidation Date (each date, a "Determination Date") by increasing or decreasing, as the case may be, the Net Asset Value as of the immediately preceding Trading Day by the percentage by which the closing value of the Energy Select Sector Index increases or decreases from the immediately preceding Trading Day to that Determination Date and further decreasing the Net Asset Value by fees, expenses and non-liquidating distributions (together, "Fund Expenses") that the calculation agent, in its sole judgment but with reference to the Fund Expenses actually incurred by the Energy SPDR Fund before its liquidation or termination, deems would reasonably have been accrued and included in the calculation of the Net Asset Value per share of the Energy SPDR Fund had it not been liquidated or terminated, from the immediately preceding Trading Day to that Determination Date. The calculation agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal, or another newspaper of general circulation, and arrange for information with respect to such values to be made available by telephone.

         If the Energy SPDR Fund is liquidated or otherwise terminated and the Energy Select Sector Index is no longer calculated or published (an "Index Termination Event"), the calculation agent will select a successor index that it determines, in its sole discretion, to be comparable to the Energy Select Sector Index (a "successor index"), then, upon the calculation agent's notification of its determination to the trustee and ML&Co., the calculation agent will substitute the successor index for the Energy Select Sector Index and calculate the closing value as described above under "--Delivery at maturity". Upon any selection by the calculation agent of a successor index, ML&Co. shall promptly give notice to the beneficial owners of the MITTS Securities by publication in a United States newspaper with a general circulation.

          In the event that an Index Termination Event occurs and:

          o    the calculation agent does not select a successor index, or

          o the successor index is no longer published on any of the Calculation Days,

the calculation agent will compute a substitute index for the Energy Select Sector Index for that Calculation Day in accordance with the procedures last used to calculate the Energy Select Sector Index before any discontinuance. The calculation agent will calculate the Net Asset Value in accordance with the procedures referred to in the first paragraph of this section with reference to a substitute index. Upon any calculation of a substitute index in accordance with this paragraph, ML&Co. shall promptly give notice to the beneficial owners of the MITTS Securities by publication in a United States newspaper with a general circulation.

         If Standard & Poor's ("S&P") discontinues publication of the S&P 500 Index subsequent to an Index Termination Event and

          o the calculation agent does not select a successor index or the successor index is no longer published on any of the Calculation Days and

          o the calculation agent is unable to calculate a substitute index for the Energy Select Sector Index,

the calculation agent will compute a substitute index for the S&P 500 Index for that Calculation Day in accordance with the procedures last used to calculate the S&P 500 Index prior to any discontinuance. If the calculation agent calculates a substitute index for the S&P 500 Index, the calculation agent will use that substitute index to calculate the substitute index for the Energy Select Sector Index.

         Notwithstanding these alternative arrangements, liquidation or termination of the Energy SPDR Fund or the discontinuance of the publication of the Energy Select Sector Index or the S&P 500 Index may adversely affect trading in the MITTS Securities.

         A "Business Day" is any day on which the NYSE and the AMEX are open for trading.

Events of Default and Acceleration

         In case an Event of Default with respect to any MITTS Securities has occurred and is continuing, the amount payable to a beneficial owner of a MITTS Security upon any acceleration permitted by the MITTS Securities, with respect to each $10 principal amount of the MITTS Securities, will be equal to the principal amount and the Supplemental Redemption Amount, if any, calculated as though the date of early repayment was the stated maturity date of the MITTS Securities, provided, however, the Adjustment Factor will be applied to the values used to calculate the Supplemental Redemption Amount as if the MITTS Securities had not been accelerated and had remained outstanding to the stated maturity date. See the section entitled "--Delivery at maturity" in this prospectus. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a MITTS Security may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the MITTS Security plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the MITTS Securities.

         In case of default in payment of the MITTS Securities, whether at the stated maturity or upon acceleration, from and after the maturity date the MITTS Securities will bear interest, payable upon demand of their beneficial owners, at the rate of 7.08% per annum, to the extent that payment of any interest is legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the MITTS Securities to the date payment of that amount has been made or duly provided for.

Depositary

     Description of the Global Securities

         The MITTS Securities currently are represented by one or more fully registered global securities. Each global security was deposited with, or on behalf of, DTC (DTC, together with any successor, being a "depositary"), as depositary, registered in the name of Cede & Co., DTC's partnership nominee. Unless and until it is exchanged in whole or in part for MITTS Securities in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of that successor.

         So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the MITTS Securities represented by the global security for all purposes under the 1983 Indenture. Except as provided below, the beneficial owners of the MITTS Securities represented by a global security will not be entitled to have the MITTS Securities represented by a global security registered in their names, will not receive or be entitled to receive physical delivery of the MITTS Securities in definitive form and will not be considered the owners or holders of the MITTS Securities including for purposes of receiving any reports delivered by ML&Co. or the trustee under the 1983 Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a participant of DTC, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the 1983 Indenture. ML&Co. understands that under existing industry practices, in the event that ML&Co. requests any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the 1983 Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     DTC Procedures

         The following is based on information furnished by DTC:

         DTC is the securities depositary for the MITTS Securities. The MITTS Securities were issued as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee. One or more fully registered global securities were issued for the MITTS Securities in the aggregate principal amount of such issue, and were deposited with DTC.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the AMEX, and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

         Purchases of the MITTS Securities under DTC's system must be made by or through direct participants, which will receive a credit for the MITTS Securities on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the MITTS Securities are to be made by entries on the books of participants acting on behalf of beneficial owners.

         To facilitate subsequent transfers, all MITTS Securities deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of MITTS Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the MITTS Securities; DTC's records reflect only the identity of the direct participants to whose accounts the MITTS Securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Neither DTC nor Cede & Co. will consent or vote with respect to the MITTS Securities. Under its usual procedures, DTC mails an omnibus proxy to ML&Co. as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the MITTS Securities are credited on the record date.

         Principal, premium, if any, and/or interest, if any, payments made in cash on the MITTS Securities will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depositary's records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of that participant and not of DTC, the trustee or ML&Co., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of ML&Co. or the trustee, disbursement of those payments to direct participants will be the responsibility of DTC, and disbursement of those payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

     Exchange for Certificated Securities

          If:

          o the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by ML&Co. within 60 days,

          o ML&Co. executes and delivers to the trustee a company order to the effect that the global securities shall be exchangeable, or

          o an Event of Default under the 1983 Indenture has occurred and is continuing with respect to the MITTS Securities,

the global securities will be exchangeable for MITTS Securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $10 and integral multiples of $10. The definitive MITTS Securities will be registered in the name or names as the depositary shall instruct the trustee. It is expected that instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global securities.

         DTC may discontinue providing its services as securities depositary with respect to the MITTS Securities at any time by giving reasonable notice to ML&Co. or the trustee. Under these circumstances, in the event that a successor securities depositary is not obtained, MITTS Security certificates are required to be printed and delivered.

         ML&Co. may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depositary. In that event, MITTS Security certificates will be printed and delivered.

         The information in this section concerning DTC and DTC's system has been obtained from sources that ML&Co. believes to be reliable, but ML&Co. takes no responsibility for its accuracy.

Payment

         ML&Co. will make all payments of principal and the Supplemental Redemption Amount, if any, in immediately available funds so long as the MITTS Securities are maintained in book-entry form.

                             THE ENERGY SPDR FUND

         ML&Co. has attached the Fund Prospectus describing the Energy SPDR Fund and is delivering it to purchasers of the MITTS Securities together with this prospectus for the convenience of reference only. The Fund Prospectus does not constitute a part of this prospectus, nor is it incorporated by reference into this prospectus. The summary description below is qualified in its entirety by the information describing the Energy SPDR Fund and the Energy Select Sector Index included in the attached Fund Prospectus.

         As stated in the Fund Prospectus, the Energy SPDR Fund is an index fund whose investment objective is to provide investment results that, before expenses, correspond generally to the price and yield performance of the publicly traded equity securities included in the Energy Select Sector Index. The Energy Select Sector Index consists of the equity securities of publicly traded companies that are components of the S&P 500 Index and are involved in the development and production of energy products. Companies in the Energy Select Sector Index develop and produce crude oil and natural gas, and provide drilling and other energy related services.

         Although ML&Co.'s subsidiary, MLPF&S, provides certain services to the Energy SPDR Fund and the Energy Select Sector Index, ML&Co. is not affiliated with the Energy SPDR Fund or the Energy Select Sector Index, and the Energy SPDR Fund did not receive any of the proceeds from the sale of the MITTS Securities. A prospective purchaser of the MITTS Securities should independently decide whether an investment in the MITTS Securities and the Energy SPDR Fund is appropriate.

         The Energy SPDR Fund is one of nine investment funds comprising the Select Sector SPDR Trust. Each fund's investment portfolio is comprised principally of constituent companies whose equity securities are components of the S&P 500 Index, each representing one of nine specified market sector indices. Each stock in the S&P 500 Index is allocated to only one Select Sector Index. The combined companies of the nine indices represent all of the companies whose stocks are components of the S&P 500 Index. The Energy SPDR Fund's initial public offering occurred on December 16, 1998 and therefore it has limited operating history.

         Because the Select Sector SPDR Trust is subject to the registration requirements of the Securities Act and the Investment Company Act, the Trust is required to file periodically certain information specified by the SEC. For more information about the Energy SPDR Fund and the shares that a holder of the MITTS Securities may receive at maturity, information provided to or filed with the SEC by the Select Sector SPDR Trust can be inspected at the SEC's public reference facilities or accessed over the Internet through a web site maintained by the SEC at http://www.sec.gov. Copies of these documents may also be obtained at no cost by calling the Select Sector SPDR Trust at (800) 843- 2639 or by writing the Select Sector SPDR Trust c/o ALPS Mutual Funds Services, Inc., at 370 17th Street, Suite 3100, Denver, CO 80202. Neither the Fund Prospectus nor such other documents are incorporated by reference into this prospectus, and ML&Co. makes no representation or warranty as to the accuracy or completeness of any such documents.

         ML&Co. is not affiliated with the Energy SPDR Fund, and the Energy SPDR Fund has no obligations with respect to the MITTS Securities. This prospectus relates only to the MITTS Securities offered hereby and does not relate to the shares of the Energy SPDR Fund or any other securities relating to the Energy SPDR Fund. The information contained in this prospectus regarding the Energy SPDR Fund has been derived from the publicly available documents described in the preceding paragraph. ML&Co. makes no representation that these publicly available documents or any other publicly available information regarding the Energy SPDR Fund are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this prospectus (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the shares of the Energy SPDR Fund, and therefore the trading price of the MITTS Securities, have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Energy SPDR Fund could affect the Supplemental Redemption Amount, if any, to be received at maturity and therefore the trading value of the MITTS Securities.

         MLPF&S, a subsidiary of ML&Co., is a soliciting dealer in the shares of the Energy SPDR Fund. Additionally, MLPF&S serves as index compilation agent for the Energy Select Sector Index. In its capacity as index compilation agent, MLPF&S determines, in consultation with S&P, the composition of the securities measured by the Energy Select Sector Index.

License Agreement

         S&P, the AMEX and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain securities, including the MITTS Securities, and ML&Co. is an authorized sublicensee of MLPF&S.

         The license agreement among S&P, the AMEX and MLPF&S provides that the following language must be stated in this prospectus:

         "Standard & Poor's(R)", "Standard & Poor's 500", "S&P 500(R)", "S&P(R)", "500", "Standard & Poor's Depositary Receipts", "SPDRs", "Select Sector SPDR" and "Select Sector Standard & Poor's Depositary Receipts" are trademarks of Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and have been licensed for use by MLPF&S. ML&Co., is an authorized sublicensee of MLPF&S. The stocks comprising the Energy Select Sector Index were selected by MLPF&S, as index compilation agent, in consultation with S&P from the universe of companies represented by the S&P 500 Index. The composition and weightings of the stocks included in the Energy Select Sector Index can be expected to differ from the composition and weighting of stocks included in any similar S&P 500 sector index published and disseminated by S&P.

         The MITTS Securities, the Energy SPDR Fund and the Energy Select Sector Index are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the MITTS Securities or any member of the public regarding the advisability of investing in securities generally or in the MITTS Securities particularly or in the ability of the Energy SPDR Fund to track the performance and yield of the Energy Select Sector Index or in the ability of the Energy Select Sector Index to track the performance of the energy sector represented in the stock market. The stocks included in the Energy Select Sector Index were selected by MLPF&S as the index compilation agent in consultation with S&P from a universe of companies involved in the development and production of energy products and represented by the S&P 500 Index. S&P's only relationship to the index compilation agent is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to the index compilation agent or the MITTS Securities. S&P has no obligation to take the needs of the index compilation agent, ML&Co. or the holders of the MITTS Securities into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in any determination of the timing of the sale of the MITTS Securities, prices at which the MITTS Securities were initially sold, or quantities of the MITTS Securities issued or in the determination or calculation of the equation by which the MITTS Securities are to be converted into shares of the Energy SPDR Fund or cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the MITTS Securities.

         S&P does not guarantee the accuracy and/or the completeness of the S&P 500 Index, the Energy Select Sector Index or any data included therein. S&P makes no warranty, express or implied, as to results to be obtained by ML&Co., MLPF&S, the holders of the MITTS Securities, or any other person or entity from the use of the S&P 500 Index, the Energy Select Sector Index or any data included therein in connection with the rights licensed under the license agreement described herein or for any other use. S&P makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the S&P 500 Index, the Energy Select Sector Index or any data included therein. Without limiting the generality of the foregoing, in no event shall S&P have any liability for any special, punitive, indirect or consequential damages (including lost profits), even if notified of the possibility of such damages."

         All disclosures contained in this prospectus regarding the S&P 500 Index or the Energy Select Sector Index, including its respective make-up, method of calculation and changes in its components, are derived from publicly available information prepared by S&P and the Trust, respectively. ML&Co. and MLPF&S do not assume any responsibility for the accuracy or completeness of such information.

                                  OTHER TERMS

         The MITTS Securities were issued as a series of senior debt securities under the 1983 Indenture, dated as of April 1, 1983, as amended and restated, between ML&Co. and The Chase Manhattan Bank, as trustee. A copy of the 1983 Indenture is filed as an exhibit to the registration statement relating to the MITTS Securities of which this prospectus is a part. The following summaries of the material provisions of the 1983 Indenture are not complete and are subject to, and qualified in their entirety by reference to, all provisions of the 1983 Indenture, including the definitions of terms in the 1983 Indenture.

         Series of senior debt securities may from time to time be issued under the 1983 Indenture, without limitation as to aggregate principal amount, in one or more series and upon terms as ML&Co. may establish under the provisions of the 1983 Indenture.

         The 1983 Indenture and the MITTS Securities are governed by and construed in accordance with the laws of the State of New York.

         ML&Co. may issue senior debt securities with terms different from those of senior debt securities previously issued, and issue additional senior debt securities of a previously issued series of senior debt securities.

         The senior debt securities are unsecured and rank equally with all other unsecured and unsubordinated indebtedness of ML&Co. However, because ML&Co. is a holding company, the rights of ML&Co. and its creditors, including the holders of senior debt securities, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise are necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of ML&Co. itself as a creditor of the subsidiary may be recognized. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to ML&Co. are restricted by net capital requirements under the Exchange Act, and under rules of exchanges and other regulatory bodies.

Limitations upon liens

         ML&Co. may not, and may not permit any majority-owned subsidiary to, create, assume, incur or permit to exist any indebtedness for borrowed money secured by a pledge, lien or other encumbrance, other than those liens specifically permitted by the 1983 Indenture, on the Voting Stock owned directly or indirectly by ML&Co. of any majority-owned subsidiary, other than a majority-owned subsidiary which, at the time of the incurrence of the secured indebtedness, has a net worth of less than $3,000,000, unless the outstanding senior debt securities are secured equally and ratably with the secured indebtedness.

         "Voting Stock" is defined in the 1983 Indenture as the stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation provided that, for the purposes of the 1983 Indenture, stock that carries only the right to vote conditionally on the occurrence of an event is not considered voting stock whether or not the event has happened.

Limitation on disposition of Voting Stock of, and merger and sale of assets by, MLPF&S

         ML&Co. may not sell, transfer or otherwise dispose of any Voting Stock of MLPF&S or permit MLPF&S to issue, sell or otherwise dispose of any of its Voting Stock, unless, after giving effect to any such transaction, MLPF&S remains a Controlled Subsidiary.

         "Controlled Subsidiary" is defined in the 1983 Indenture to mean a corporation more than 80% of the outstanding shares of Voting Stock of which are owned directly or indirectly by ML&Co.

          In addition, ML&Co. may not permit MLPF&S to:

          o merge or consolidate, unless the surviving company is a Controlled Subsidiary, or

          o convey or transfer its properties and assets substantially as an entirety, except to one or more Controlled Subsidiaries.

Merger and consolidation

         ML&Co. may consolidate or merge with or into any other corporation and ML&Co. may sell, lease or convey all or substantially all of its assets to any corporation, provided that:

          o the resulting corporation, if other than ML&Co., is a corporation organized and existing under the laws of the United States of America or any U.S. state and assumes all of ML&Co.'s obligations to:

               o pay any amounts due and payable or deliverable with respect to all the Senior Debt Securities; and

               o perform and observe all of ML&Co.'s obligations under the 1983 Indenture, and

          o ML&Co. or the successor corporation, as the case may be, is not, immediately after any consolidation or merger, in default under the 1983 Indenture.

Modification and waiver

         ML&Co. and the trustee may modify and amend the 1983 Indenture with the consent of holders of at least 66 2/3% in principal amount of each outstanding series of debt securities affected. However, without the consent of each holder of any outstanding debt security affected, no amendment or modification to any Indenture may:

          o change the stated maturity date of the principal of, or any installment of interest or Additional Amounts payable on, any senior debt security or any premium payable on redemption, or change the redemption price;

          o reduce the principal amount of, or the interest or Additional Amounts payable on, any senior debt security or reduce the amount of principal which could be declared due and payable before the stated maturity date;

          o change the place or currency of any payment of principal or any premium, interest or Additional Amounts payable on any senior debt security;

          o impair the right to institute suit for the enforcement of any payment on or with respect to any senior debt security;

          o reduce the percentage in principal amount of the outstanding senior debt securities of any series, the consent of whose holders is required to modify or amend the 1983 Indenture; or

          o modify the foregoing requirements or reduce the percentage of outstanding senior debt securities necessary to waive any past default to less than a majority.

         No modification or amendment of ML&Co.'s Subordinated Indenture or any Subsequent Indenture for subordinated debt securities may adversely affect the rights of any holder of ML&Co.'s senior indebtedness without the consent of each holder affected. The holders of at least a majority in principal amount of outstanding senior debt securities of any series may, with respect to that series, waive past defaults under the Indenture and waive compliance by ML&Co. with provisions in the 1983 Indenture, except as described under "--Events of Default" below.

Events of Default

         Each of the following will be an Event of Default with respect to senior debt securities of any series:

          o default in the payment of any interest or Additional Amounts payable when due and continuing for 30 days;

          o    default in the payment of any principal or premium when due;

          o    default in the deposit of any sinking fund payment, when due;

          o default in the performance of any other obligation of ML&Co. contained in the 1983 Indenture for the benefit of that series or in the senior debt securities of that series, continuing for 60 days after written notice as provided in the 1983 Indenture;

          o specified events in bankruptcy, insolvency or reorganization of ML&Co.; and

          o any other Event of Default provided with respect to senior debt securities of that series which are not inconsistent with the 1983 Indenture.

         If an Event of Default occurs and is continuing for any series of senior debt securities, other than as a result of the bankruptcy, insolvency or reorganization of ML&Co., the trustee or the holders of at least 25% in principal amount of the outstanding senior debt securities of that series may declare all amounts, or any lesser amount provided for in the senior debt securities, due and payable or deliverable immediately. At any time after a declaration of acceleration has been made with respect to senior debt securities of any series but before the trustee has obtained a judgment or decree for payment of money, the holders of a majority in principal amount of the outstanding senior debt securities of that series may rescind any declaration of acceleration and its consequences, if all payments due, other than those due as a result of acceleration, have been made and all Events of Default have been remedied or waived.

         The holders of a majority in principal amount or aggregate issue price of the outstanding debt securities of any series of debt securities may waive any Event of Default with respect to that series, except a default:

          o in the payment of any amounts due and payable or deliverable under the debt securities of that series; or

          o in respect of an obligation or provision of any indenture which cannot be modified under the terms of that indenture without the consent of each holder of each series of debt securities affected.

         The holders of a majority in principal amount of the outstanding senior debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to those senior debt securities, provided that any direction shall not be in conflict with any rule of law or the 1983 Indenture. Before proceeding to exercise any right or power under the 1983 Indenture at the direction of the holders, the trustee shall be entitled to receive from the holders reasonable security or indemnification against the costs, expenses and liabilities which might be incurred by it in complying with any direction.

         The MITTS Securities and other series of senior debt securities issued under the 1983 Indenture do not have the benefit of any cross-default provisions with other indebtedness of ML&Co.

         ML&Co. is required to furnish to the trustee annually a statement as to the fulfillment by ML&Co. of all of its obligations under the 1983 Indenture.

                          PROJECTED PAYMENT SCHEDULE

         Solely for purposes of applying the regulations issued on June 11, 1996 by the Treasury Department (the "Final Regulations") concerning the United States Federal income tax treatment of contingent payment debt instruments to the MITTS Securities, we have determined that the projected payment schedule for the MITTS Securities will consist of payment on the maturity date of the principal amount thereof and a projected Supplemental Redemption Amount equal to $6.2732 per unit. This represents an estimated yield on the MITTS Securities equal to 7.08% per annum, compounded semiannually.

         The projected payment schedule, including both projected Supplemental Redemption Amount and the estimated yield on the MITTS Securities, has been determined solely for United States Federal income tax purposes i.e., for purposes of applying the Final Regulations to the MITTS Securities, and is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero.

         The following table sets forth the amount of interest that will be deemed to have accrued with respect to each unit of the MITTS Securities during each accrual period over the term of the MITTS Securities based upon the projected payment schedule for the MITTS Securities, including both the projected Supplemental Redemption Amount and the estimated yield equal to 7.08% per annum, compounded semiannually, as determined by ML&Co. for purposes of illustrating the application of the Final Regulations to the MITTS
Securities:


                                                                                                   Total interest
                                                                                                   deemed to have
                                                                                                   accrued on the
                                                                             Interest deemed            MITTS
                                                                                to accrue            Securities
                                                                                  during          as of the end of
                                                                              accrual period       accrual period
                 Accrual Period                                                 (per unit)           (per unit)
                 --------------                                               --------------      ----------------
September 20, 1999 through March 20, 2000...............................          $0.3530               $0.3530
March 21, 2000 through September 20, 2000...............................          $0.3665               $0.7195
September 21, 2000 through March 20, 2001...............................          $0.3795               $1.0990
March 21, 2001 through September 20, 2001...............................          $0.3929               $1.4919
September 21, 2001 through March 20, 2002...............................          $0.4068               $1.8987
March 21, 2002 through September 20, 2002...............................          $0.4212               $2.3199
September 21, 2002 through March 20, 2003...............................          $0.4361               $2.7560
March 21, 2003 through September 20, 2003...............................          $0.4516               $3.2076
September 21, 2003 through March 20, 2004...............................          $0.4675               $3.6751
March 21, 2004 through September 20, 2004...............................          $0.4841               $4.1592
September 21, 2004 through March 20, 2005...............................          $0.5013               $4.6605
March 21, 2005 through September 20, 2005...............................          $0.5190               $5.1795
September 21, 2005 through March 20, 2006...............................          $0.5373               $5.7168
March 21, 2006 through September 20, 2006...............................          $0.5564               $6.2732


-----------
Projected Supplemental Redemption Amount = $6.2732 per unit.

         All prospective investors in the MITTS Securities should consult their own tax advisors concerning the application of the Final Regulations to their investment in the MITTS Securities. Investors in the MITTS Securities may also obtain the projected payment schedule, as determined by ML&Co. for purposes of the application of the Final Regulations to the MITTS Securities, by submitting a written request for such information to Merrill Lynch & Co., Inc., Attn: Ann Marie Corsale, Corporate Secretary's Office, 222 Broadway, 17th Floor, New York, New York 10038.

                             ERISA CONSIDERATIONS

         The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Internal Revenue Code, as amended (the "Code") prohibit various transactions between certain parties and the assets of employee benefit plans, unless an exemption is available; governmental plans may be subject to similar prohibitions. Because transactions between a plan and ML&Co. may be prohibited absent an exemption, each fiduciary, by its purchase of any MITTS Security on behalf of any plan, represents on behalf of itself and the plan, that the acquisition, holding and any subsequent disposition of the MITTS Security will not result in a violation of ERISA, the Code or any other applicable law or regulation.

                      WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         We have filed a registration statement on Form S-3 with the SEC covering the MITTS Securities and other securities. For further information on ML&Co. and the MITTS Securities, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because this prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

         The SEC allows us to incorporate by reference the information we file with them, which means:

          o    incorporated documents are considered part of the prospectus;

          o we can disclose important information to you by referring you to those documents; and

          o information that we file with the SEC will automatically update and supersede this incorporated information.

         We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act:

          o annual report on Form 10-K for the year ended December 25, 1998;

          o quarterly reports on Form 10-Q for the periods ended March 26, 1999, June 25, 1999 and September 24, 1999; and

          o current reports on Form 8-K dated December 28, 1998, January 19, 1999, February 17, 1999, February 18, 1999, February 22,
               1999, February 23, 1999, March 26, 1999, April 13, 1999, April
               19, 1999, May 26, 1999, May 28, 1999, May 28, 1999, June 1,
               1999, June 25, 1999, July 12, 1999, July 13, 1999, July 21,
               1999, August 4, 1999, August 4, 1999, September 20, 1999,
               October 12, 1999, October 27, 1999, December 22, 1999, December 22, 1999 and January 25, 2000.

         We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed:

          o    reports filed under Sections 13(a) and (c) of the Exchange Act;

          o definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

          o    any reports filed under Section 15(d) of the Exchange Act.

         You should rely only on information contained or incorporated by reference in this prospectus. We have not, and MLPF&S has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and MLPF&S is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

         You may request a copy of any filings referred to above, excluding exhibits, at no cost, by contacting us at the following address: Mr. Lawrence
M. Egan, Jr., Corporate Secretary's Office, Merrill Lynch & Co., Inc., 222 Broadway, New York, New York 10038; telephone: (212) 670-0425.

                             PLAN OF DISTRIBUTION

         This prospectus has been prepared in connection with secondary sales of the MITTS Securities and is to be used by MLPF&S when making offers and sales related to market-making transactions in the MITTS Securities.

         MLPF&S may act as principal or agent in these market-making transactions.

         The MITTS Securities may be offered on the AMEX or off the exchange in negotiated transactions or otherwise.

         The distribution of the MITTS Securities will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the NASD.

                                    EXPERTS

         The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the annual report on Form 10-K of Merrill Lynch & Co., Inc. and subsidiaries have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which express an unqualified opinion and which report on the consolidated financial statements includes an explanatory paragraph for the change in accounting method for certain internal-use software development costs), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         With respect to unaudited interim financial information for the periods included in the quarterly reports on Form 10-Q which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in such quarterly reports on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended, for any such report on unaudited interim financial information because any such report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.